Exhibit 10.5
CHIME FINANCIAL, INC.
OUTSIDE DIRECTOR COMPENSATION POLICY
Chime Financial, Inc. (the “Company”) believes that the granting of equity and cash compensation to members of the Company’s Board of Directors (the “Board,” and members of the Board, “Directors”) represents an effective tool to attract, retain and reward Directors who are not employees of the Company (“Outside Directors”). This Outside Director Compensation Policy (the “Policy”) supersedes any existing Company policy regarding cash compensation and grants of equity awards to its Outside Directors. Unless otherwise defined herein, capitalized terms used in this Policy will have the meaning given such term in the Company’s 2025 Equity Incentive Plan, as amended from time to time, or if such plan no longer is in use at the time of the grant of an equity award, the meaning given such term or similar term in the equity plan then in place under which the equity award is granted (the “Plan”). Each Outside Director will be solely responsible for any tax obligations incurred by such Outside Director as a result of the equity awards and cash and other compensation such Outside Director receives under this Policy.
1.    Effective Date. This Policy will be effective as of the effective date of the first registration statement that is filed by the Company and declared effective pursuant to Section 12(b) of the U.S. Securities Exchange Act of 1934, as amended, with respect to any class of the Company’s securities (such date, the “Effective Date”).
2.    Cash Compensation
2.1    Board Member Annual Cash Retainer. Each Outside Director will be paid an annual cash retainer of $55,000. There are no per meeting attendance fees for attending Board meetings or meetings of any committee of the Board.
2.2    Additional Annual Cash Retainers. As of the Effective Date, each Outside Director who serves as the Chair of the Board, or the chair or a member of a committee of the Board, will be eligible to earn additional annual fees as follows:

Non-Executive Chair of the Board:	$50,000
Lead Independent Director:	$25,000
Audit and Risk Committee Chair:	$25,000
Audit and Risk Committee Member:	$12,500
People, Culture and Compensation Committee Chair:	$20,000
People, Culture and Compensation Committee Member:	$10,000
Nominating and Corporate Governance Committee Chair:	$15,000
Nominating and Corporate Governance Committee Member:	$7,500

For clarity, each Outside Director who serves as the chair of a committee will receive only the additional annual fee as the chair of the committee and not the additional annual fee as a member of such committee while serving as such chair, provided, that the Outside Director who serves as the Chair of the Board will receive the annual fee for services provided in such role as well as the annual fee as an Outside Director.
2.3    Payment Timing and Proration. Each annual cash retainer (an “Annual Cash Retainer”) under this Policy will be paid quarterly in arrears on a prorated basis to each Outside Director who has served in the relevant capacity at any time during the immediately preceding fiscal quarter of the Company (“Fiscal Quarter”), and such payment will be made no later than thirty (30) days following the end of such immediately preceding Fiscal Quarter. For clarity, an Outside Director who has served as an Outside Director, as a member of an applicable committee (or chair thereof) during only a portion of the relevant Fiscal Quarter will receive a prorated payment of the quarterly installment of the applicable Annual Cash Retainer(s), calculated based on the number of days during such Fiscal Quarter such Outside Director has served in the relevant capacities. For clarity, an Outside Director who has served as an Outside Director or as a member of an applicable committee (or chair thereof) from the Effective Date through the end of the Fiscal Quarter containing the Effective Date (the “Initial Period”), as applicable, will receive a prorated payment of the quarterly installment of the applicable Annual Cash Retainer(s), calculated based on the number of days during the Initial Period that such Outside Director has served in the relevant capacities (a “Prorated Annual Cash Retainer”).
2.4    Election to Receive Restricted Stock Units.
2.4.1    Elections. Subject to complying with the Retainer Award Election Mechanics set forth in Section 2.4.6 below, an Outside Director may elect to convert all of his or her Annual Cash Retainer(s) with respect to services to be performed in the four (4) Fiscal Quarters commencing following the effectiveness of such election, and otherwise scheduled to be paid following the completion of each such Fiscal Quarter, into an award of Restricted Stock Units covering a number of Shares determined pursuant to Section 2.4.2 and subject to vesting pursuant to Section 2.4.3 (a “Retainer Award” and such election, a “Retainer Award Election”). The Retainer Award will be issued automatically on the 15th day of the first month of the first Fiscal Quarter following the Fiscal Quarter in which such Retainer Award Election becomes effective, and on each anniversary thereafter (the “Retainer Award Grant Date”) so long as the Outside Director remains an Outside Director through an applicable Retainer Award Grant Date and the Retainer Award Election has not been properly withdrawn prior to the applicable Retainer Award Grant Date in accordance with Section 2.4.6 below. Each Retainer Award Election must be submitted to the Company in the form and manner specified by the Board or its Committee. For clarity, in no event will an Outside Director who makes a Retainer Award Election during a Fiscal Quarter receive a Retainer Award in or in respect of such Fiscal Quarter and, instead, such Retainer Award Election will be considered effective for the four (4) Fiscal Quarters commencing following such Retainer Award Election. Once a Retainer Award Election is validly submitted, it will remain in effect unless revoked by the applicable Outside Director in accordance with Section 2.4.6 below.

2.4.2    Number of Shares. The number of Shares subject to a Retainer Award will be determined by dividing (x) the amount of the Estimated Future Retainer (as defined below), by (y) the Fair Market Value of a Share on the Retainer Award Grant Date, with the result rounded to the nearest whole Share. The “Estimated Future Retainer” means the portion of the Annual Cash Retainer that would be payable to an Outside Director with respect to the Fiscal Quarter in which an applicable Retainer Award Grant Date occurs, plus the portion of the Annual Cash Retainer that would be payable to an Outside Director for the following three (3) Fiscal Quarters thereafter, as determined based on such Outside Director’s Board and committee roles as of the Retainer Award Grant Date.
2.4.3    Vesting and Settlement of Retainer Award. Subject to the Retainer Adjustments described in Section 2.4.4 below, 1/4th of the Restricted Stock Units subject to each Retainer Award will vest on the last day of the Fiscal Quarter in which it was granted and on the last day of each of the following three (3) Fiscal Quarters thereafter (each, a “Retainer Award Quarterly Vesting Date”), subject to the Outside Director continuing to be an Outside Director through such date. Retainer Awards will be settled in accordance with Section 3.4.
2.4.4    Retainer Adjustments. This section describes the “Retainer Adjustments.” If an Outside Director who elects to receive a Retainer Award terminates service as an Outside Director, on a committee or as chair of a committee prior to a Retainer Award Quarterly Vesting Date, such Outside Director’s Retainer Award, and the vesting schedule with respect to the Fiscal Quarter in which such termination of service as an Outside Director, on a committee, or as chair of a committee occurs, shall be reduced on a pro-rata basis to reflect such termination of service as an Outside Director, on a committee, or as chair of a committee. If an Outside Director terminates service as an Outside Director in full, the portion of any such Retention Award eligible to vest with respect to partial service as an Outside Director actually provided in the Fiscal Quarter of termination of service as an Outside Director shall immediately vest prior to such termination, and any portion of the Retainer Award allocable to and with vesting conditioned on service as an Outside Director for periods occurring following such termination of service as an Outside Director shall be terminated in full. If an Outside Director terminates service on a committee or as chair of a committee but remains an Outside Director, any Retainer Awards shall be reduced on a pro-rata basis with respect to future Fiscal Quarters.
2.4.5    Incremental Retainer Awards. In the event that an Outside Director who has made a Retainer Award Election assumes a role or position entitling the Outside Director to an additional Annual Cash Retainer (for example, by becoming the chair of a committee), then an additional Retainer Award (an “Incremental Retainer Award”) will be issued automatically upon assumption of such role or position (such date, the “Incremental Retainer Award Grant Date”). The number of Shares subject to an Incremental Retainer Award shall be determined in accordance with the provisions of Section 2.4.2, except that, for this purpose, the “Estimated Future Retainer” shall be the Annual Cash Retainer that would be payable to the Outside Director for the newly assumed role or position with respect to the Fiscal Quarter in which the Incremental Retainer Award Grant Date occurs, and each additional Fiscal Quarter remaining with respect to the Retainer Award outstanding on the Incremental Retainer Award

Grant Date. The Incremental Retainer Award shall vest and settle in accordance with Section 2.4.3.
2.4.6    The “Retainer Award Election Mechanics” are set forth below.
A.    Annual Election. Each Outside Director may make a Retainer Award Election. The Retainer Award Election must be submitted to the Company in accordance with the election form in substantially the form approved by the Committee for the Retainer Award Election, provided that any election must be submitted during an open trading window and at a time when the Outside Director otherwise is not restricted from trading Shares, and will be effective beginning with the Fiscal Quarter next following the Fiscal Quarter in which such Retainer Award Election is made, and, except as provided in Section 2.4.6 B. below, the Retainer Award Election shall become irrevocable effective as of the date it is tendered to the Company, provided that if an Outside Director is not otherwise permitted to trade Shares under the Company’s insider trading policy at the time such Outside Director attempts to tender a Retainer Award Election, then such Outside Director will not be eligible to make such Retainer Award Election in such Fiscal Quarter.
B.    Revocation. If an Outside Director makes a valid Retainer Award Election, then such Outside Director may revoke his or her Retainer Award Election in accordance with the election form in substantially the form approved by the Committee for the Retainer Award Election, provided that any election must be submitted during any subsequent open trading window with respect to the first Fiscal Quarter occurring after the last Retainer Award Quarterly Vesting Date applicable to any then outstanding Retainer Award or Incremental Retainer Award. If an Outside Director is not otherwise permitted to trade Shares under the Company’s insider trading policy at the time such Outside Director attempts to revoke his or her Retainer Award Election, then such Outside Director will not be eligible to revoke a Retainer Award Election in such Fiscal Quarter.
3.    Equity Compensation. Outside Directors will be eligible to receive all types of Awards (except Incentive Stock Options) under the Plan, including discretionary Awards not covered under this Policy, subject to Section 5 hereof. All grants of Awards to Outside Directors pursuant to Sections 3.2 and 3.3 of this Policy will be automatic and nondiscretionary, except as otherwise provided herein, and will be made in accordance with the following provisions:
3.1    No Discretion. No person will have any discretion to select which Outside Directors will be granted Annual Awards (as defined below) under this Policy or to determine the number of Shares to be covered by such Awards (except as provided in Sections 3.4.2 and 10 below).
3.2    Initial Award and Pro-Rated Annual Award. Subject to Section 5 of this Policy, each individual who first becomes an Outside Director following the Effective Date will be granted (x) an award of Restricted Stock Units covering a number of Shares having a grant date fair value (determined in accordance with U.S. generally accepted accounting principles) (the “Grant Value”) equal to $200,000, rounded to the nearest whole Share (an “Initial Award”)

and (y) an award of Restricted Stock Units covering a number of Shares having a Grant Value equal to (i) $200,000 multiplied by (ii) the fraction obtained by dividing (A) the number of full months during the period beginning on the date the individual first becomes an Outside Director and ending on the one-year anniversary of the date of the then-most recent meeting of the Company’s stockholders following the Effective Date (each, an “Annual Meeting”) by (B) 12, rounded to the nearest whole Share (the “Pro-Rated Annual Award”). The Initial Award and Pro-Rated Annual Award will be made on the first trading date on or after the date on which such individual first becomes an Outside Director, whether through election by the stockholders of the Company or appointment by the Board to fill a vacancy. If an individual was a member of the Board and also an employee, becoming an Outside Director due to termination of employment will not entitle the Outside Director to an Initial Award or a Pro-Rated Annual Award.
Subject to Section 4 of this Policy, 1/3rd of the Restricted Stock Units subject to an Initial Award will vest on each of the first three anniversaries of its grant date, subject to the Outside Director continuing to be a Service Provider through the applicable vesting date.
Subject to Section 4 of this Policy, the Pro-Rated Annual Award will be scheduled to vest in full upon the first anniversary of the date of grant or, if earlier, the day immediately before the date of the next Annual Meeting that occurs after the Pro-Rated Annual Award’s grant date, subject to the Outside Director remaining a Service Provider through the applicable vesting date.
3.3    Annual Award. Subject to Section 5 of this Policy, on the date of each Annual Meeting, each Outside Director will be automatically granted an award of Restricted Stock Units (an “Annual Award” and, together with the Initial Award and Pro-Rated Annual Award, a “Director Award”) covering a number of Shares having a Grant Value of $200,000, rounded to the nearest whole Share. Subject to Section 4 of this Policy, the Annual Award will be scheduled to vest in full upon the first anniversary of the date of grant or, if earlier, the day immediately before the date of the next Annual Meeting that occurs after the Annual Award’s grant date, subject to the Outside Director remaining a Service Provider through the applicable vesting date.
3.4    Additional Terms of Director Awards, Retainer Awards and Incremental Retainer Awards. The terms and conditions of each Director Award and Retainer Award will be as follows.
3.4.1    Each Director Award, Retainer Award and Incremental Retainer Award will be granted under and subject to the terms and conditions of the Plan and the applicable form of Award Agreement previously approved by the Board or its Committee, as applicable, for use thereunder.
3.4.2    The Board or its Committee, as applicable and in its discretion, may change and otherwise revise the terms of Director Awards, Retainer Awards and Incremental Retainer Awards granted pursuant to this Policy, including without limitation the number of Shares subject thereto and type of Award.

3.4.3    Subject to the terms of the Plan, unless and until otherwise determined by the Administrator, each Restricted Stock Unit subject to a Director Award, Retainer Award and Incremental Retainer Award shall be settled on or as soon as practicable following the first Quarterly Vesting Date occurring following the date on which such Restricted Stock Unit vests (but in no event later than two and one-half months after the end of the year in which the Restricted Stock Unit vests).
A “Quarterly Vesting Date” is February 15, May 15, August 15, and November 15 of a given year.
4.    Change in Control. In the event of a Change in Control, each Outside Director will fully vest in his or her outstanding Company equity awards as of immediately prior to the Change in Control, including any Director Award, provided that the Outside Director continues to be an Outside Director through the date of such Change in Control.
5.    Annual Compensation Limit. No Outside Director may be paid, issued, or granted, in any Fiscal Year, equity awards with an aggregate value (the value of which will be based on their grant date fair value determined in accordance with U.S. generally accepted accounting principles) and any other compensation (including without limitation any cash retainers or fees) that, in the aggregate, exceed $750,000 (with the limit increased to $1,000,000 for the initial year of service). Any equity awards or other compensation paid or provided to an individual for his or her services as an Employee, or for his or her services as a Consultant (other than as an Outside Director), will not count for purposes of the limitation under this Section 5.
6.    Travel Expenses. Each Outside Director’s reasonable, customary and properly documented travel expenses to meetings of the Board and any of its committees, as applicable, will be reimbursed by the Company.
7.    Adjustments. In the event that any dividend or other distribution (whether in the form of cash, Shares, other securities or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, reclassification, repurchase, or exchange of Shares or other securities of the Company, or other change in the corporate structure of the Company affecting the Shares occurs (other than any ordinary dividends or other ordinary distributions), the Administrator, in order to prevent diminution or enlargement of the benefits or potential benefits intended to be made available under this Policy, will adjust the number and class of the shares of stock issuable pursuant to Awards that may be granted pursuant to Section 3 of this Policy.
8.    Section 409A. In no event will cash compensation or expense reimbursement payments under this Policy be paid after the later of (a) the fifteenth (15th) day of the third (3rd) month following the end of the Company’s taxable year in which the compensation is earned or expenses are incurred, as applicable, or (b) the fifteenth (15th) day of the third (3rd) month following the end of the calendar year in which the compensation is earned or expenses are incurred, as applicable, in compliance with the “short-term deferral” exception under Section 409A. It is the intent of this Policy that this Policy and all payments hereunder be exempt from or otherwise comply with the requirements of Section 409A so that none of the compensation to be provided hereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities or ambiguous terms herein will be interpreted to be so exempt or comply. In no event will the Company or any of its Parents or Subsidiaries have any responsibility, liability, or obligation to reimburse, indemnify, or hold harmless an Outside Director (or any other person) for any taxes imposed, or other costs incurred, as a result of Section 409A.
9.    Stockholder Approval. The initial adoption of this Policy will be subject to approval by the Company’s stockholders prior to the Effective Date. Unless otherwise required by applicable law, following such approval, this Policy will not be subject to approval by the Company’s stockholders, including, for clarity, as a result of or in connection with any action taken with respect to this Policy as contemplated in Section 10.
10.    Revisions. The Board or any committee of the Board that has been designated appropriate authority with respect to Outside Director compensation (or with respect to any applicable element or elements thereof, authority with respect to such element or elements) (the “Committee”) may amend, alter, suspend or terminate this Policy at any time and for any reason. Further, the Board may provide for cash, equity, or other compensation to Outside Directors in addition to the compensation provided under this Policy. No amendment, alteration, suspension or termination of this Policy will materially impair the rights of an Outside Director with respect to compensation that already has been paid or awarded, unless otherwise mutually agreed between the Outside Director and the Company. Termination of this Policy will not affect the Board’s or the Committee’s ability to exercise the powers granted to it with respect to Awards granted under the Plan pursuant to this Policy before the date of such termination, including without limitation such applicable powers set forth in the Plan.
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